Exhibit 99.1

CyrusOne Reports Fourth Quarter and Full Year 2012 Earnings

Revenue growth of 21% for fourth quarter and 22% for full year 2012

DALLAS (February 26, 2013)—Global data center services provider, CyrusOne Inc. (NASDAQ: CONE) announced financial results for the fourth quarter and full year of 2012.

Highlights

•	Revenue increased 21% for the quarter and 22% for the year

•	Normalized FFO increased 17% for the quarter and 19% for the year

•	Adjusted EBITDA increased 4% for the quarter and 14% for the year

•	First phase of South Ellis Street (Phoenix) campus completed in seven months

“The strong financial results last year coupled with the success of our recent IPO position us extremely well for continued growth over the next decade,” said Gary Wojtaszek, President and Chief Executive Officer. “CyrusOne is well-positioned and qualified to meet the exploding data storage needs of Enterprise companies who entrust the management of their mission critical IT infrastructure to us.”

Financial Results

For the periods discussed, CyrusOne was a wholly owned subsidiary of Cincinnati Bell Inc. (NYSE: CBB). Subsequent to year-end, the Company closed on its initial public offering (IPO) and is now traded separately (NASDAQ: CONE).

Results for the fourth quarter and full year 2012 are reported on a stand-alone basis.

Fourth Quarter

Revenue for the fourth quarter of 2012 was $58.0 million, up from $48.0 million in the fourth quarter of 2011, an increase of 21%. During the quarter, CyrusOne signed an additional 30 new customers including seven of the Fortune 10001. CyrusOne also had its strongest leasing quarter of 2012, signing leases for approximately 41,000 square feet of data center space despite the uncertainty surrounding the government’s fiscal cliff issue.

CyrusOne’s net loss for the fourth quarter of 2012 was $6.9 million compared to a net loss of $0.3 million for the fourth quarter of 2011. The increased loss was due to transaction costs incurred related to the Company’s IPO and higher depreciation and amortization from the significant capital investment made during the year.

Funds From Operations2 (FFO) decreased to $12.4 million in the fourth quarter of 2012 from $14.3 million in the fourth quarter of 2011, primarily as a result of transaction costs from the IPO and certain non-recurring charges recorded in 2011. Normalized Funds From Operations3 (Normalized FFO), which excludes transaction costs, was $16.8 million and increased 17% from the fourth quarter of 2011. Adjusted EBITDA4 increased to $27.8 million for the fourth quarter of 2012, from $26.8 million for the fourth quarter of 2011, an increase of 4%, which is less than the revenue growth as CyrusOne made investments in sales and marketing to benefit 2013 and general and administrative departments to support public company functions.

Full Year 2012

Revenue for the full year was $220.8 million as compared with $181.7 million in 2011, an increase of 22%. Net loss for the full year was $20.3 million compared to net income of $1.5 million in 2011.

The Company’s higher Adjusted EBITDA was offset by an asset impairment charge of $13.3 million taken in the second quarter, transaction costs related to the Company’s IPO, and higher depreciation and amortization.

FFO for the full year increased to $61.7 million in 2012 from $54.2 million in 2011, and Normalized FFO for the full year increased 19% to $67.4 million. Adjusted EBITDA for the full year increased to $113.4 million from $99.6 million in 2011, an increase of 14%.

Portfolio Expansion and Utilization

CyrusOne’s South Ellis St. (Phoenix) facility was commissioned in December 2012, providing 36,000 square feet of colocation square footage (CSF) to serve the southwestern United States. This was the first phase of the Company’s Massively Modular data center facility, which has the potential to offer 110 megawatts of power capacity across one million square feet. This facility was a greenfield construction project and was built within seven months from excavation in May to commissioning of the facility in December. During 2012, CyrusOne commissioned three other new data centers in Austin, Dallas and San Antonio in addition to an expansion in Houston, developing over 195,000 CSF in the year. The Company increased its total footprint of net rentable square footage (NRSF) by 310,000 square feet from 2011 for over 1,700,000 NRSF as of December 31, 2012. These new facilities and available powered shell will provide inventory and ample opportunity for growth in 2013 without additional significant investment. CyrusOne also has 803,000 NRSF of powered shell available for future development and 140 acres of land for expansion as of December 31, 2012.

CSF utilization5 as of the fourth quarter of 2012 was 78% or 82% excluding the Phoenix space that was commissioned in late December 2012. In the quarter, we leased approximately 41,000 CSF across our portfolio, our highest leasing quarter of 2012, and we expect most of these leases to begin billing in early 2013. Approximately 16,000 CSF leased during the fourth quarter of 2012 was in the Westover Hills Blvd (San Antonio) facility which was commissioned in the third quarter of 2012 and is now over 60% leased to customers. In the Kestral Way (London) facility, CyrusOne leased approximately 2,000 CSF of existing space, and construction commenced on an additional 5,000 CSF, which is expected to be completed in the first quarter of 2013. This entire expansion of 5,000 CSF was leased to a customer in the fourth quarter of 2012. The remaining leasing activity for the quarter was primarily in CyrusOne’s Houston and Dallas markets.

Balance Sheet and Liquidity

As of December 31, 2012, CyrusOne had $557.2 million of debt. In November 2012, the Company issued $525 million of senior notes due 2022 at par with a coupon of 6.375%. Proceeds from the issuance were used to repay $480 million of intercompany debt to Cincinnati Bell Inc., fees, fund capital expenditures, and for general corporate purposes. Contemporaneous with the bond issuance, the Company also entered into a $225 million senior secured revolving credit facility, maturing in November 2017, which was undrawn at December 31, 2012. Net debt6 was $540.7 million at the end of the year. Pro forma for the proceeds from the IPO, net debt was $203.6 million. Pro forma for the IPO proceeds, Net debt leverage to Adjusted EBITDA was approximately 1.8x.

Interconnection Initiative

In the first quarter of 2013, CyrusOne’s interconnection platform will be fully implemented and will be the first state wide network that connects all of the Company’s data centers in the Texas region with diverse path fiber routes. This provides a significant competitive advantage to CyrusOne, as it offers customers a fully architected data center platform solution that solves their challenges of deploying their mission critical applications across the multiple Enterprise Class data centers needed to address a customer’s primary and redundant data center requirements. Additionally, the diverse fiber connectivity will provide Enterprise customers with a means to obtain unfettered “always on” access to their data.

Initial Public Offering

On January 18, 2013, the Company completed its previously announced IPO. CyrusOne sold 18,975,000 common shares, including the underwriters’ overallotment option, at $19.00 per share (which was $2.00 or 12% above the mid-point of the filing range) to raise net proceeds of $337.1 million, after underwriter fees but before expenses. These proceeds will be used by CyrusOne to fund future development of data center facilities and expand its geographic reach.

Upcoming Conferences and Events

CyrusOne will present at the dbAccess Media, Internet & Telecom Conference in Palm Beach on March 5 and the Raymond James Institutional Investors Conference in Orlando on March 6. Additional details are available on the Company’s website.

Conference Call Details

CyrusOne will host a conference call on February 26, 2013 at 5:00 PM Eastern Time (4:00 PM Central Time) to discuss its results for the fourth quarter and full year of 2012. A live webcast of the call will be available via the Investor Relations section of www.cyrusone.com. The conference call dial-in number is 1-888-601-3874, and the international dial-in number is 1-913-312-1432. Passcode for the call is 111422. A taped replay of the conference call will be available one hour after the conclusion of the call until 10:00 AM on March 12, 2013. For U.S. callers, the replay will be available at 1-888-203-1112, and the international replay dial-in number is 1-719-457-0820. The replay reference number is 4115150. An archived version of the webcast will also be available in the Investor Relations section of www.cyrusone.com.

Safe Harbor

This release and the documents incorporated by reference herein contain forward-looking statements regarding future events and our future results that are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “predicts,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “endeavors,” “strives,” “may,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned these forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially and adversely from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this release and those discussed in other documents we file with the Securities and Exchange Commission (SEC). More information on potential risks and uncertainties is available in our recent filings with the SEC, including CyrusOne’s Form 424B4 report and Form 8-K reports. Actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements for any reason.

Use of Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further discussed within this press release. These financial measures, which include Funds From Operations, Normalized Funds From Operations, Adjusted EBITDA, and Net debt should not be construed as being more important than comparable GAAP measures. Detailed reconciliations of these non-GAAP financial measures to comparable GAAP financial measures have been included in the tables distributed with this release and are available in the Investor Relations section of www.cyrusone.com.

1	Fortune 1000 customers include subsidiaries whose ultimate parent is a Fortune 1000 company or a foreign or private company of equivalent size.
[2]

Funds From Operations (FFO) is modeled after the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net (loss) income computed in accordance with U.S. GAAP excluding noncontrolling interests, (gain) loss from sales of real estate improvements, real estate-related depreciation and amortization, amortization of customer relationship intangibles, and real estate and customer relationship intangible impairments. Because the value of the customer relationship intangibles is inextricably connected to the real estate acquired, CyrusOne believes the amortization and impairments of such intangibles is analogous to real estate depreciation and impairments; therefore, the Company adds the customer relationship intangible amortization and impairments back for similar treatment with real estate depreciation and impairments. The Company believes its FFO calculation provides a comparable measure to others in the industry. CyrusOne’s customer relationship intangibles are primarily associated with the acquisition of Cyrus Networks in 2010 and, at the time of acquisition, represented 22% of the value of the assets acquired.

[3]

Normalized Funds From Operations (Normalized FFO) is calculated as FFO plus transaction costs and employee incentive compensation expense related to the Company’s initial public offering, including acquisition pursuit costs.

[4]

Adjusted EBITDA is calculated as net (loss) income as defined by U.S. GAAP plus noncontrolling interests, interest expense, income tax (benefit) expense, depreciation and amortization, transaction costs and employee incentive compensation expense related to the initial public offering, including acquisition pursuit costs, loss on sale of receivables to affiliate, restructuring costs, loss on extinguishment of debt, asset impairments, stock-based compensation expense resulting from mark-to-market changes in Cincinnati Bell Inc.’s stock price, and excluding (gain) loss on sale of real estate improvements. Other companies may not calculate Adjusted EBITDA in the same manner. Accordingly, the Company’s Adjusted EBITDA as presented may not be comparable to others.

Net Operating Income (NOI) is calculated as revenue less property operating expenses. Amortization of deferred leasing costs is presented in depreciation and amortization, which is excluded from NOI. CyrusOne has not historically incurred any tenant improvement costs. Our sales and marketing costs consist of salaries and benefits for our internal sales staff, travel and entertainment, office supplies, marketing and advertising costs. General and administrative costs include salaries and benefits of our senior management and support functions, legal and consulting costs, and other administrative costs.

Marketing and advertising costs are not property specific, rather these costs support our entire portfolio. As a result, we have excluded these marketing and advertising costs from our NOI calculation, consistent with the treatment of general and administrative costs, which also support our entire portfolio.

Adjusted Funds From Operations (AFFO) is calculated as Normalized FFO plus amortization of deferred financing costs, non-cash compensation, and non-real estate depreciation, less deferred revenue and straight line rent adjustments, leasing commissions, recurring capital expenditures, and non-cash corporate income tax benefit and expense.

Management uses FFO, Normalized FFO, Adjusted EBITDA, NOI and AFFO as supplemental performance measures because they provide performance measures that, when compared year over year, capture trends in occupancy rates, rental rates and operating costs. The Company also believes that, as widely recognized measures of the performance of real estate investment trusts (REITs) and other companies, these measures will be used by investors as a basis to compare its operating performance with that of other companies. Other companies may not calculate these measures in the same manner, and, as presented, they may not be comparable to others. Therefore, FFO, Normalized FFO, NOI and Adjusted EBITDA should be considered only as supplements to net income as measures of our performance. FFO, Normalized FFO, NOI and Adjusted EBITDA should not be used as measures of liquidity nor as indicative of funds available to fund the Company’s cash needs, including the ability to make distributions. These measures also should not be used as supplements to or substitutes for cash flow from operating activities computed in accordance with U.S. GAAP.

[5]

Utilization is calculated by dividing CSF under signed leases for available space (whether or not the contract has commenced billing) by total CSF. Utilization rate differs from percent leased presented in the Data Center Portfolio table because utilization rate excludes office space and supporting infrastructure net rentable square footage and includes CSF for signed leases that have not commenced billing. Management uses utilization rate as a measure of CSF leased.

[6]

Net debt provides a useful measure of liquidity and financial health. The Company defines net debt as long-term debt and capital lease obligations, offset by cash, cash equivalents, and temporary cash investments.

# # #

About CyrusOne

CyrusOne (NASDAQ: CONE) specializes in highly reliable enterprise-class, carrier-neutral data center properties. The Company provides mission-critical data center facilities that protect and ensure the continued operation of IT infrastructure for approximately 500 customers, including nine of the Fortune 20 and over 100 of the Fortune 1000 companies.

CyrusOne’s data center offerings provide the flexibility, reliability, and security that enterprise customers require and are delivered through a tailored, customer service-focused platform designed to foster long-term relationships. CyrusOne is committed to full transparency in communication, management, and service delivery throughout its 24 data centers worldwide.

Investor Relations:

Idalia Rodriguez or Jamie Lillis

972-350-0060

investorrelations@cyrusone.com

CyrusOne Inc.

Combined Statements of Operations

(Dollars in millions)

(Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,		Change		December 31,		Change
	2012	2011	$	%	2012	2011	$	%
Revenue	$58.0	$48.0	$10.0	21%	$220.8	$181.7	$39.1	22%
Costs and expenses:
Property operating expenses	20.6	14.9	5.7	38%	76.0	58.2	17.8	31%
Sales and marketing	4.0	2.0	2.0	100%	9.7	9.1	0.6	7%
General and administrative	5.4	4.0	1.4	35%	20.7	12.5	8.2	66%
Depreciation and amortization	20.4	15.5	4.9	32%	73.4	55.5	17.9	32%
Transaction costs	4.4	—	4.4	n/m	5.7	2.6	3.1	119%
Management fees charged by CBI	0.4	0.3	0.1	33%	2.5	2.3	0.2	9%
(Gain) loss on sale of receivables to affiliate	(0.4)	1.3	(1.7)	(131%)	3.2	3.5	(0.3)	(9%)
Asset impairments	—	—	—	n/m	13.3	—	13.3	n/m

Total costs and expenses	54.8	38.0	16.8	44%	204.5	143.7	60.8	42%

Operating income	$3.2	$10.0	$(6.8)	(68%)	$16.3	$38.0	$(21.7)	(57%)

Interest expense	10.5	8.8	1.7	19%	41.8	32.9	8.9	27%
Loss on extinguishment of debt	—	1.4	(1.4)	(100%)	—	1.4	(1.4)	(100%)

(Loss) income before income taxes	(7.3)	(0.2)	(7.1)	n/m	(25.5)	3.7	(29.2)	n/m
Income tax (benefit) expense	(0.4)	0.1	(0.5)	n/m	(5.1)	2.2	(7.3)	n/m

(Loss) income from continuing operations	(6.9)	(0.3)	(6.6)	n/m	(20.4)	1.5	(21.9)	n/m

Gain on sale of real estate improvements	—	—	—	n/m	(0.1)	—	(0.1)	n/m

Net (loss) income	$(6.9)	$(0.3)	$(6.6)	n/m	$(20.3)	$1.5	$(21.8)	n/m

CyrusOne Inc.

Combined Balance Sheets

(Dollars in millions)

(Unaudited)

	December 31,		Change
	2012	2011	$	%
Assets

Investment in real estate:
Land	$44.5	$26.5	$18.0	68%
Buildings and improvements	722.5	568.6	153.9	27%
Equipment	52.4	16.1	36.3	n/m
Construction in progress	64.2	49.0	15.2	31%

Subtotal	883.6	660.2	223.4	34%
Accumulated depreciation	(176.7)	(131.2)	(45.5)	35%

Net investment in real estate	706.9	529.0	177.9	34%

Cash and cash equivalents	16.5	0.6	15.9	n/m
Rent and other receivables	33.2	—	33.2	n/m
Restricted cash	6.3	—	6.3	n/m
Goodwill	276.2	276.2	—	0%
Intangible assets, net	102.6	120.7	(18.1)	(15%)
Due from affiliates	2.2	—	2.2	n/m
Other assets	67.0	28.2	38.8	138%

Total assets	$1,210.9	$954.7	$256.2	27%

Liabilities and Parent’s net investment
Accounts payable and accrued expenses	$29.5	$22.2	$7.3	33%
Deferred revenue	52.8	49.0	3.8	8%
Due to affiliates	2.9	—	2.9	n/m
Capital lease obligations	32.2	42.9	(10.7)	(25%)
Long-term debt	525.0	—	525.0	n/m
Related party notes payable	—	480.2	(480.2)	(100%)
Other financing arrangements	60.8	48.2	12.6	26%
Other liabilities	7.6	0.7	6.9	n/m

Total liabilities	710.8	643.2	67.6	11%

Parent’s net investment	500.1	311.5	188.6	61%

Total liabilities and Parent’s net investment	$1,210.9	$954.7	$256.2	27%

CyrusOne Inc.

Combined Statements of Operations

(Dollars in millions)

(Unaudited)

For the three months ended:	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Revenue	$58.0	$56.7	$54.0	$52.1	$48.0
Costs and expenses:
Property operating expenses	20.6	20.0	18.1	17.3	14.9
Sales and marketing	4.0	2.1	1.8	1.8	2.0
General and administrative	5.4	5.3	5.5	4.5	4.0
Depreciation and amortization	20.4	18.8	17.8	16.4	15.5
Transaction costs	4.4	0.6	0.7	—	—
Management fees charged by CBI	0.4	0.9	0.5	0.7	0.3
(Gain) loss on sale of receivables to affiliate	(0.4)	1.3	1.1	1.2	1.3
Asset impairments	—	—	13.3	—	—

Total costs and expenses	54.8	49.0	58.8	41.9	38.0

Operating income (loss)	$3.2	$7.7	$(4.8)	$10.2	$10.0

Interest expense	10.5	11.3	9.7	10.3	8.8
Loss on extinguishment of debt	—	—	—	—	1.4

(Loss) income before income taxes	(7.3)	(3.6)	(14.5)	(0.1)	(0.2)
Income tax (benefit) expense	(0.4)	(0.7)	(4.6)	0.6	0.1

Loss from continuing operations	(6.9)	(2.9)	(9.9)	(0.7)	(0.3)

Gain on sale of real estate improvements	—	(0.1)	—	—	—

Net (loss) income	$(6.9)	$(2.8)	$(9.9)	$(0.7)	$(0.3)

CyrusOne Inc.

Combined Balance Sheets

(Dollars in millions)

(Unaudited)

	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Assets

Investment in real estate:
Land	$44.5	$41.2	$39.0	$38.5	$26.5
Buildings and improvements	722.5	666.5	613.6	619.9	568.6
Equipment	52.4	43.2	27.3	16.9	16.1
Construction in progress	64.2	56.6	72.7	30.3	49.0

Subtotal	883.6	807.5	752.6	705.6	660.2
Accumulated depreciation	(176.7)	(162.9)	(149.6)	(142.5)	(131.2)

Net investment in real estate	706.9	644.6	603.0	563.1	529.0
Cash and cash equivalents	16.5	3.2	1.4	1.9	0.6
Rent and other receivables	33.2	—	—	—	—
Restricted cash	6.3	10.4	—	—	—
Goodwill	276.2	276.2	276.2	276.2	276.2
Intangible assets, net	102.6	106.7	110.8	116.5	120.7
Due from affiliates	2.2	9.6	3.8	—	—
Other assets	67.0	40.1	36.4	29.1	28.2

Total assets	$1,210.9	$1,090.8	$1,031.6	$986.8	$954.7

Liabilities and Parent’s net investment
Accounts payable and accrued expenses	$29.5	$41.2	$29.2	$13.0	$22.2
Deferred revenue	52.8	52.1	51.1	48.8	49.0
Due to affiliates	2.9	—	—	—	—
Capital lease obligations	32.2	38.0	39.3	41.4	42.9
Long-term debt	525.0	—	—	—	—
Related party notes payable	—	612.1	561.5	524.2	480.2
Other financing arrangements	60.8	49.2	48.4	48.5	48.2
Other liabilities	7.6	0.7	1.6	0.5	0.7

Total liabilities	710.8	793.3	731.1	676.4	643.2

Parent’s net investment	500.1	297.5	300.5	310.4	311.5

Total liabilities and Parent’s net investment	$1,210.9	$1,090.8	$1,031.6	$986.8	$954.7

CyrusOne Inc.

Net Operating Income and Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Dollars in millions)

(Unaudited)

	Twelve Months Ended				Three Months Ended
	December 31,		Change		December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2011	$	%	2012	2012	2012	2012	2011
Net Operating Income
Revenue	$220.8	$181.7	$39.1	22%	$58.0	$56.7	$54.0	$52.1	$48.0
Property operating expenses	76.0	58.2	17.8	31%	20.6	20.0	18.1	17.3	14.9

Net Operating Income (NOI)	$144.8	$123.5	$21.3	17%	$37.4	$36.7	$35.9	$34.8	$33.1

NOI as a % of Revenue	65.6%	68.0%			64.5%	64.7%	66.5%	66.8%	69.0%

Reconciliation of Net Income (Loss) to Adjusted EBITDA:

Net Income (Loss)	$(20.3)	$1.5	$(21.8)	n/m	$(6.9)	$(2.8)	$(9.9)	$(0.7)	$(0.3)

Adjustments:
Interest expense	41.8	32.9	8.9	27%	10.5	11.3	9.7	10.3	8.8
Income tax (benefit) expense	(5.1)	2.2	(7.3)	n/m	(0.4)	(0.7)	(4.6)	0.6	0.1
Depreciation and amortization	73.4	55.5	17.9	32%	20.4	18.8	17.8	16.4	15.5
Transactions costs	5.7	2.6	3.1	119%	4.4	0.6	0.7	—	—
Loss on sale of receivables to affiliate	3.2	3.5	(0.3)	(9%)	(0.4)	1.3	1.1	1.2	1.3
Stock-based compensation mark-to-market	1.5	—	1.5	n/m	0.2	1.1	(0.1)	0.3	—
Asset impairments	13.3	—	13.3	n/m	—	—	13.3	—	—
Gain on sale of real estate improvements	(0.1)	—	(0.1)	n/m	—	(0.1)	—	—	—
Loss on extinguishment of debt	—	1.4	(1.4)	(100%)	—	—	—	—	1.4

Adjusted EBITDA	$113.4	$99.6	$13.8	14%	$27.8	$29.5	$28.0	$28.1	$26.8

Adjusted EBITDA as a % of Revenue	51.4%	54.8%			47.9%	52.0%	51.9%	53.9%	55.8%

CyrusOne Inc.

Reconciliation of Net Income (Loss) to FFO, Normalized FFO, and AFFO

(Dollars in millions)

(Unaudited)

	Twelve Months Ended				Three Months Ended
	December 31,		Change		December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2011	$	%	2012	2012	2012	2012	2011
Reconciliation of Net Income (Loss) to FFO and Normalized FFO:
Net Income (Loss)	$(20.3)	$1.5	$(21.8)	n/m	$(6.9)	$(2.8)	$(9.9)	$(0.7)	$(0.3)

Adjustments:
Real estate depreciation and amortization	52.9	37.7	15.2	40%	15.4	13.6	12.4	11.5	10.9
Amortization of customer relationship intangibles	16.0	15.0	1.0	7%	3.9	4.0	4.0	4.1	3.7
Real estate impairments	11.7	—	11.7	n/m	—	(0.1)	11.8	—	—
Customer relationship intangible impairments	1.5	—	1.5	n/m	—	—	1.5	—	—
Gain on sale of real estate improvements	(0.1)	—	(0.1)	n/m	—	(0.1)	—	—	—

Funds from Operations (FFO)	$61.7	$54.2	7.5	14%	$12.4	$14.6	$19.8	$14.9	$14.3

Transaction Costs	5.7	2.6	3.1	119%	$4.4	0.6	0.7	—	—

Normalized Funds from Operations (Normalized FFO)	$67.4	$56.8	$10.6	19%	$16.8	$15.2	$20.5	$14.9	$14.3

Reconciliation of Normalized FFO to AFFO:
Normalized FFO	$67.4				$16.8	$15.2	$20.5	$14.9

Adjustments:
Amortization of deferred financing costs	0.3				0.3	—	—	—
Non-cash compensation	3.4				0.8	1.7	0.4	0.5
Non-real estate depreciation and amortization	4.5				1.1	1.2	1.4	0.8
Deferred revenue and straight line rent adjustments	(8.3)				(2.3)	(2.0)	(1.7)	(2.3)
Leasing commissions	(4.4)				(1.1)	(1.0)	(0.7)	(1.6)
Recurring capital expenditures	(3.9)				(1.6)	(1.0)	(0.7)	(0.6)
Corporate income tax (benefit)/expense	(5.8)				(0.5)	(0.9)	(4.8)	0.4

Adjusted Funds from Operations (AFFO)	$53.2				$13.5	$13.2	$14.4	$12.1

CyrusOne Inc.

Reconciliation of Net Debt

(Dollars in millions)

(Unaudited)

December 31,
2012
Long-term debt	$525.0
Capital lease obligations	32.2
Less:
Cash and cash equivalents	(16.5)

Net debt	$540.7

IPO proceeds to CyrusOne	(337.1)

Proforma Net debt at December 31, 2012	$203.6

CyrusOne Inc.

Colocation Square Footage (CSF) and Utilization

(Unaudited)

	As of December 31, 2012		As of December 31, 2011
Market	CSF Capacity (Sq Ft)	% Utilized	CSF Capacity (Sq Ft)	% Utilized
Cincinnati	411,730	92%	436,613	91%
Dallas	171,100	69%	123,945	82%
Houston	188,602	93%	153,593	90%
Austin	57,078	32%	15,459	92%
Phoenix	36,222	0%	—	0%
San Antonio	35,765	61%	—	0%
Chicago	23,278	52%	25,485	77%
International	8,200	52%	8,200	17%

Total Footprint	931,975	78%	763,295	88%

CyrusOne Inc.

Data Center Portfolio

As of December 31, 2012

(Unaudited)

			Operating Net Rentable Square Feet (NRSF)(a)					Powered Shell Available for Future Development (NRSF)(h)	Available Utility Power (MW)(i)
	Metropolitan Area	Annualized Rent(b)	Colocation Space (CSF)(c)	Office & Other(d)	Supporting Infrastructure(e)		Percent Leased(g)
Facilities						Total(f)
South
Southwest Fwy (Galleria)	Houston	$43,986,744	63,469	17,247	23,202	103,918	92%	—	16
Westway Park Blvd (Houston West)	Houston	$36,018,192	112,133	8,749	35,674	156,556	82%	3,000	12
S. State Hwy 121 Business (Lewisville)*	Dallas	$34,042,101	108,687	9,316	59,333	177,336	88%	2,000	8
Midway**	Dallas	$6,387,262	9,782	—	—	9,782	100%	—	1
E. Ben White Blvd (Austin 1)*	Austin	$5,908,064	16,223	21,376	7,516	45,115	93%	—	5
Metropolis Drive (Austin 2)*	Austin	$1,820,760	40,855	4,128	18,563	63,546	9%	—	10
Frankfort Road (Carrollton)	Dallas	$1,068,981	47,366	24,330	36,522	108,218	11%	518,000	10
North Fwy (Greenspoint)**	Houston	$1,038,086	13,000	1,449	—	14,449	100%	—	1
Marsh Ln.**	Dallas	$1,028,758	2,245	—	—	2,245	100%	—	1
Bryan St.**	Dallas	$993,646	3,020	—	—	3,020	58%	—	1
Westover Hills Blvd. (San Antonio)	San Antonio	$964,983	35,765	172	25,777	61,714	17%	35,000	10
South Ellis Street (Phoenix)	Arizona	$—	36,222	—	20,916	57,138	0%	45,000	10

South Total		$133,257,577	488,767	86,767	227,503	803,037	62%	603,000	83

Midwest
West Seventh Street (7th St.)***	Cincinnati	$31,494,515	208,918	5,744	161,023	375,685	96%	52,000	13
Fujitec Drive (Lebanon)	Cincinnati	$17,281,558	60,556	32,484	44,506	137,546	81%	90,000	12
Industrial Road (Florence)*	Cincinnati	$14,564,657	52,698	46,848	40,374	139,920	94%	—	10
Knightsbridge Drive (Hamilton)*	Cincinnati	$9,562,185	46,565	1,077	35,336	82,978	90%	—	5
Parkway (Mason)	Cincinnati	$5,891,008	34,072	26,458	17,193	77,723	99%	—	3
Springer Street (Lombard)*	Chicago	$2,146,900	13,560	4,115	12,231	29,906	54%	29,000	3
E. Monroe Street (Monroe St.)	South Bend	$1,363,289	6,350	—	6,478	12,828	81%	4,000	1
Goldcoast Drive (Goldcoast)	Cincinnati	$1,390,140	2,728	5,280	16,481	24,489	100%	14,000	1
Crescent Circle (Blackthorn)*	South Bend	$851,544	3,368	—	5,125	8,493	47%	11,000	1
McAuley Place (Blue Ash)*	Cincinnati	$533,866	6,193	6,950	2,166	15,309	71%	—	1

Midwest Total		$85,079,662	435,008	128,956	340,913	904,877	91%	200,000	50

International
Kestral Way (London)**	London	$1,325,128	5,000	—	—	5,000	78%	—	1
Jurong East (Singapore)**	Singapore	$303,601	3,200	—	—	3,200	12%	—	1

International Total		$1,628,729	8,200	—	—	8,200	52%	—	2

Total		$219,965,968	931,975	215,723	568,416	1,716,114	76%	803,000	135

*	Indicates properties in which we hold a leasehold interest in the building shell and land. All data center infrastructure has been constructed by us and owned by us.
**	Indicates properties in which we hold a leasehold interest in the building shell, land, and all data center infrastructure.
***	The information provided for the West Seventh Street (7th St.) property includes data for two facilities, one of which we lease and of which we own.
(a)	Represents the total square feet of a building under lease or available for lease based on engineers’ drawings and estimates but does not include space held for development or space used by CyrusOne.
(b)	Represents monthly contractual rent (defined as cash rent including customer reimbursements for metered power) under existing customer leases as of December 31, 2012, multiplied by 12. For the month of December 31, 2012, customer reimbursements were $20.8 million annualized and consisted of reimbursements by customers across all facilities with separately metered power. Customer reimbursements under leases with separately metered power vary from month-to-month based on factors such as our customers’ utilization of power and the suppliers’ pricing of power. From January 1, 2011 through December 31, 2012, customer reimbursements under leases with separately metered power constituted between 7.2% and 9.7% of annualized rent. After giving effect to abatements, free rent and other straight-line adjustments, our annualized effective rent as of December 31, 2012 was $231,232,980. Our annualized effective rent was greater than our annualized rent as of December 31, 2012 because our positive straight-line and other adjustments and amortization of deferred revenue exceeded our negative straight-line adjustments due to factors such as the timing of contractual rent escalations and customer prepayments for services.
(c)	CSF represents the NRSF at an operating facility that is currently leased or readily available for lease as colocation space, where customers locate their servers and other IT equipment.
(d)	Represents the NRSF at an operating facility that is currently leased or readily available for lease as space other than CSF, which is typically office and other space.
(e)	Represents infrastructure support space, including mechanical, telecommunications and utility rooms, as well as building common areas.
(f)	Represents the NRSF at an operating facility that is currently leased or readily available for lease. This excludes existing vacant space held for development.
(g)	Percent leased is determined based on NRSF being billed to customers under signed leases as of December 31, 2012 divided by total NRSF. Leases signed but not commenced as of December 31, 2012 are not included. Supporting infrastructure has been allocated to leased NRSF on a proportionate basis for purposes of this calculation.
(h)	Represents space that is under roof that could be developed in the future for operating NRSF, rounded to the nearest 1,000.
(i)	Represents installed power capacity that can be delivered to the facility by the local utility provider. Does not sum to total due to rounding.

CyrusOne Inc.

NRSF Under Development

As of December 31, 2012

(Dollars in millions)

(Unaudited)

		NRSF Under Development(a)
		Under Development					Under Development Costs(b)
Facilities	Metropolitan Area	Colocation Space (CSF)	Office & Other	Supporting Infrastructure	Powered Shell(c)	Total	Actual to Date	Estimated Costs to Completion	Total
South Ellis Street (Phoenix)	Arizona	—	21,000	—	60,000	81,000	$10	$3	$13
Westway Park Blvd (Houston West)	Houston	42,000	30,000	42,000	43,000	157,000	$9	$22	$31

Total		42,000	51,000	42,000	103,000	238,000	$19	$25	$44

(a)	Represents NRSF at a facility for which substantial activities have commenced to prepare the space for its intended use.
(b)	Represents management’s estimate of the total costs required to complete the current NRSF under development. There may be an increase in costs if customers require greater power density.
(c)	Represents NRSF under construction that, upon completion, will be powered shell available for future development into operating NRSF.

CyrusOne Inc.

Customer Diversification(a)

As of December 31, 2012

(Unaudited)

Principal Customer Industry	Number of Locations	Annualized Rent(b)	Percentage of Portfolio Annualized Rent(c)	Weighted Average Remaining Lease Term in Months(d)
1 Telecommunications (CBI)(e)	9	$20,622,599	9.4%	17.3
2 Energy	2	$16,016,330	7.3%	9.2
3 Energy	4	$15,694,772	7.1%	6.6
4 Research and Consulting Services	3	$12,324,241	5.6%	9.2
5 Information Technology	2	$7,110,131	3.2%	52.0
6 Telecommunication Services	1	$6,537,900	3.0%	52.6
7 Financials	1	$6,310,851	2.9%	89.1
8 Telecommunication Services	1	$4,924,557	2.2%	76.0
9 Energy	2	$4,731,000	2.2%	43.0
10 Consumer Staples	1	$3,952,253	1.8%	110.3
11 Energy	1	$3,858,120	1.8%	24.5
12 Information Technology	2	$3,808,882	1.7%	96.9
13 Energy	3	$3,695,172	1.7%	5.4
14 Information Technology	1	$3,608,814	1.6%	96.8
15 Energy	1	$3,571,203	1.6%	41.0
16 Consumer Discretionary	1	$3,451,040	1.6%	11.7
17 Energy	1	$3,152,567	1.4%	42.5
18 Energy	1	$3,042,430	1.4%	13.3
19 Energy	1	$3,018,000	1.4%	3.0
20 Information Technology	1	$2,681,959	1.2%	30.0

		$132,112,821	60.1%	32.5

(a)	Includes affiliates.
(b)	Represents monthly contractual rent (defined as cash rent including customer reimbursements for metered power) under existing customer leases as of December 31, 2012, multiplied by 12. For the month of December 31, 2012, customer reimbursements were $20.8 million annualized and consisted of reimbursements by customers across all facilities with separately metered power. Customer reimbursements under leases with separately metered power vary from month-to-month based on factors such as our customers’ utilization of power and the suppliers’ pricing of power. From January 1, 2011 through December 31, 2012, customer reimbursements under leases with separately metered power constituted between 7.2% and 9.7% of annualized rent. After giving effect to abatements, free rent and other straight-line adjustments, our annualized effective rent as of December 31, 2012 was $231,232,980. Our annualized effective rent was greater than our annualized rent as of December 31, 2012 because our positive straight-line and other adjustments and amortization of deferred revenue exceeded our negative straight-line adjustments due to factors such as the timing of contractual rent escalations and customer prepayments for services.
(c)	Represents the customer’s total annualized rent divided by the total annualized rent in the portfolio as of December 31, 2012, which was approximately $220.0 million.
(d)	Weighted average based on customer’s percentage of total annualized rent expiring and is as of December 31, 2012, assuming that customers exercise no renewal options and exercise all early termination rights that require payment of less than 50% of the remaining rents. Early termination rights that require payment of 50% or more of the remaining lease payments are not assumed to be exercised because such payments approximate the profitability margin of leasing that space to the customer, such that we do not consider early termination to be economically detrimental to us.
(e)	Includes information for both Cincinnati Bell Technology Solutions (CBTS) and Cincinnati Bell Telephone and two customers that have contracts with CBTS. We expect the contracts for these two customers to be assigned to us, but the consents for such assignments have not yet been obtained. Excluding these customers, Cincinnati Bell Inc. and subsidiaries represented 3% of our annualized rent as of December 31, 2012.

CyrusOne Inc.

Lease Distribution

As of December 31, 2012

(Unaudited)

NRSF Under Lease(a)	Number of Customers(b)	Percentage of All Customers	Total Leased NRSF(c)	Percentage of Portfolio Leased NRSF	Annualized Rent(d)	Percentage of Annualized Rent
0-999	420	81%	71,462	5%	$31,476,839	14%
1000-2499	32	6%	51,737	4%	$13,290,121	6%
2500-4999	23	5%	80,741	6%	$20,788,080	10%
5000-9999	15	3%	111,933	9%	$29,404,658	13%
10000+	28	5%	987,116	76%	$125,006,270	57%

Total	518	100%	1,302,989	100%	$219,965,968	100%

(a)	Represents all leases in our portfolio, including colocation, office and other leases.
(b)	Represents the number of customers in our portfolio utilizing data center, office and other space.
(c)	Represents the total square feet at a facility under lease and that has commenced billing, excluding space held for development or space used by CyrusOne. A customer’s leased NRSF is estimated based on such customer’s direct CSF or office and light-industrial space plus management’s estimate of infrastructure support space, including mechanical, telecommunications and utility rooms, as well as building common areas.
(d)	Represents monthly contractual rent (defined as cash rent including customer reimbursements for metered power) under existing customer leases as of December 31, 2012, multiplied by 12. For the month of December 31, 2012, customer reimbursements were $20.8 million annualized and consisted of reimbursements by customers across all facilities with separately metered power. Customer reimbursements under leases with separately metered power vary from month-to-month based on factors such as our customers’ utilization of power and the suppliers’ pricing of power. From January 1, 2011 through December 31, 2012, customer reimbursements under leases with separately metered power constituted between 7.2% and 9.7% of annualized rent. After giving effect to abatements, free rent and other straight-line adjustments, our annualized effective rent as of December 31, 2012 was $231,232,980. Our annualized effective rent was greater than our annualized rent as of December 31, 2012 because our positive straight-line and other adjustments and amortization of deferred revenue exceeded our negative straight-line adjustments due to factors such as the timing of contractual rent escalations and customer prepayments for services.

CyrusOne Inc.

Lease Expirations

As of December 31, 2012

(Unaudited)

Year(a)	Number of Leases Expiring(b)	Total Operating NRSF Expiring	Percentage of Total NRSF	Annualized Rent(c)	Percentage of Annualized Rent	Annualized Rent at Expiration(d)	Percentage of Annualized Rent at Expiration
Available		413,127	24%
Month-to-Month	161	136,101	8%	$17,519,124	8%	$17,519,124	7%
2013	648	302,160	18%	$80,406,353	36%	$80,549,393	35%
2014	362	116,956	7%	$31,277,379	14%	$31,418,476	13%
2015	437	226,540	13%	$27,924,410	13%	$35,425,158	15%
2016	28	21,400	1%	$10,688,746	5%	$11,591,325	5%
2017	55	192,179	11%	$23,604,623	11%	$23,763,457	10%
2018	19	32,012	2%	$5,860,490	3%	$5,870,458	3%
2019	3	91,455	5%	$5,108,571	2%	$5,108,571	2%
2020	2	81,997	5%	$6,310,851	3%	$6,310,851	3%
2021	3	31,403	2%	$4,461,960	2%	$6,597,960	3%
2022	4	34,460	2%	$4,468,911	2%	$7,047,828	3%
2023 - Thereafter	2	36,324	2%	$2,334,550	1%	$2,834,539	1%

Total	1,724	1,716,114	100%	$219,965,968	100%	$234,037,140	100%

(a)	Leases that were auto-renewed prior to December 31, 2012 are shown in the calendar year in which their current auto-renewed term expires. Unless otherwise stated in the footnotes, the information set forth in the table assumes that customers exercise no renewal options and exercise all early termination rights that require payment of less than 50% of the remaining rents. Early termination rights that require payment of 50% or more of the remaining lease payments are not assumed to be exercised because such payments approximate the profitability margin of leasing that space to the customer, such that we do not consider early termination to be economically detrimental to us.
(b)	Number of leases represents each agreement with a customer. A lease agreement could include multiple spaces and a customer could have multiple leases.
(c)	Represents monthly contractual rent (defined as cash rent including customer reimbursements for metered power) under existing customer leases as of December 31, 2012, multiplied by 12. For the month of December 31, 2012, customer reimbursements were $20.8 million annualized and consisted of reimbursements by customers across all facilities with separately metered power. Customer reimbursements under leases with separately metered power vary from month-to-month based on factors such as our customers’ utilization of power and the suppliers’ pricing of power. From January 1, 2011 through December 31, 2012, customer reimbursements under leases with separately metered power constituted between 7.2% and 9.7% of annualized rent. After giving effect to abatements, free rent and other straight-line adjustments, our annualized effective rent as of December 31, 2012 was $231,232,980. Our annualized effective rent was greater than our annualized rent as of December 31, 2012 because our positive straight-line and other adjustments and amortization of deferred revenue exceeded our negative straight-line adjustments due to factors such as the timing of contractual rent escalations and customer prepayments for services.
(d)	Represents the final monthly contractual rent under existing customer leases that had commenced as of December 31, 2012, multiplied by 12.